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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 ---------------

                                 TELKONET, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              UTAH                                      87-0627421
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

902-A COMMERCE ROAD, ANNAPOLIS, MARYLAND                  21401
(Address of Principal Executive Offices)                (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
Not applicable.


Securities to be registered pursuant to Section 12(b) of the Act:

         Title Of Each Class                  Name Of Each Exchange On Which
         To Be So Registered                  Each Class Is To Be Registered
         -------------------                  ------------------------------

         Common Stock                            American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:  None.

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Our common stock is quoted on the American Stock Exchange under the symbol "TKO." The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors and paid by us out of funds legally available therefore and to share ratably in our assets available for distribution after the payment of all prior claims in the event we liquidate, dissolve or wind-up our business, and after payment to any holders of any of our preferred stock. Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders. Our common stock does not have cumulative voting rights. The rights of the holders of our common stock will be subject to any preferential rights of any class or series of our preferred stock that we might issue. As of the date of this prospectus, we had no shares of preferred stock issued or outstanding. Holders of our common stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto.

ITEM 2.  EXHIBITS.

         Pursuant to the Instructions as to Exhibits, no exhibits are filed herewith or incorporated by reference.




                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                TELKONET, INC.

                                                By:    /s/ Ronald W. Pickett
                                                       -------------------------

                                                Name:  Ronald W. Pickett
                                                Title: President


Date:    January 28, 2004